P.O. Box 25099  ▫  Richmond, VA 23260  ▫  Phone: (804) 359-9311  ▫  Fax: (804) 254-3584

P R E S S   R E L E A S E

CONTACT: Karen M. L. Whelan	RELEASE: 4:00 p.m. ET
Phone:(804) 359-9311 Fax:(804) 254-3584 Email:investor@universalleaf.com

Universal Corporation Reports Strong Third Quarter Results
Richmond, VA, February 8, 2011 / PRNEWSWIRE

HIGHLIGHTS

Quarter
Diluted earnings per share increased 18% to $1.82 versus $1.54 last year.
Operating income improved by $18.6 million or 27%, to $87.6 million.
Operating income includes net benefit from non-recurring items of $8.4 million.
Revenues up 4%, to $688 million.
Previously announced 40th annual increase in dividends.

Nine Months
Diluted earnings per share decreased to $4.46 versus $4.78 last year.
Operating income down 3%, to $208 million.
Revenues relatively flat.
Repurchased 3% of outstanding common stock.

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported that net income for the third fiscal quarter, which ended December 31, 2010, was $52.3 million, or $1.82 per diluted share, 14% above last year’s net income of $45.7 million, or $1.54 per diluted share.  Solid operating performance in flue-cured and burley leaf tobacco operations offset declines in the Other Tobacco Operations segment, producing an improvement in earnings compared to the prior year’s results. Revenues for the quarter also increased about 4% to $688.2 million reflecting a higher proportion of lamina sales and higher green leaf prices.

During the third quarter, the Company completed the assignment of tobacco production contracts with approximately 8,100 farmers in Brazil, along with the sale of related assets, to a subsidiary of Philip Morris International (“PMI”) and recorded a net gain of $19.4 million before taxes, or $0.44 per diluted share.  In addition, the results for the quarter include combined restructuring and impairment charges of $11.0 million before taxes, or $0.26 per diluted share, related primarily to the planned closure and sale of related assets of the Company’s processing facility in Simcoe, Ontario.

--M O R E--

Universal Corporation

For the nine months ended December 31, 2010, net income was $129.4 million, or $4.46 per diluted share, compared to last year’s net income of $142.0 million, or $4.78 per diluted share, for the same period.  Revenues for the nine months of about $1.9 billion were level with the prior year.  In addition to the gain on the PMI transaction in Brazil, results for the nine months ended December 31, 2010, also include restructuring and impairment charges of $14.0 million before taxes, or $0.32 per diluted share, and income of $7.4 million before taxes, or $0.17 per diluted share, for the second quarter reversal of a portion of a previously recorded European Commission fine due to a favorable court ruling.

Mr. Freeman stated, “Our operations continue to perform well although comparisons to the prior year are difficult given the record results that were achieved last year.  Although transportation challenges remain, some of the shipments that were delayed due to logistical difficulties earlier in the year have been completed, with the remainder on track to be completed by fiscal year end. Except for the effect of the PMI transactions in Brazil, which will begin to impact operations next year, our comparisons this year reflect the majority of the impact of recent customer vertical integration efforts, and we continue to have some success in securing additional sales to replace lost volumes.  We are working to make sure that we adjust our operations to accurately reflect these and other business changes and are committed to managing prudently our costs as well as our cash flow.  Many of our global restructuring plans are already underway.  We extend our sincere thanks to the current and past employees of our Simcoe Leaf organization in Canada.  They delivered quality products and provided excellent customer service for decades, but market realities eventually prevailed. These types of decisions are never easy as they involve the livelihoods of valued co-workers, but they are necessary to allow us to adapt profitably and effectively to changes in our markets and in our customers’ sourcing requirements.

 “Looking forward, we continue to believe that global leaf markets are moving into oversupply. We continue our efforts to stabilize markets by working closely with both farmers and customers to carefully plan for crop requirements.  At the same time, we are actively managing our uncommitted inventory levels, which remain reasonable at 12% of total inventories at the end of December 2010.  There are many challenges underway in the global economy as well as in our industry, and we are pleased with the results we are achieving in this environment.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

Third Quarter

Operating income for the third quarter of fiscal year 2011, for the flue-cured and burley operations, which include the North America and Other Regions segments, was $74.3 million, reflecting an improvement of $8.2 million, or 12%, compared to the same period last year.  Earnings for the quarter were buoyed by additional sales in the North America segment of carryover crop and increases in toll processing volumes in the United States.  Results increased in the Asia region on stronger trading volumes and higher volumes sold from the larger crops in the Philippines, as well as the resolution of earlier shipment delays and improved margins.  The Africa region showed improvement in the quarter as well, on a combination of benefits from foreign currency remeasurement and one-time employment cost accruals in the previous year.  Revenues for the group were up 4% at $630.6 million.  The North America segment revenues improved by about $23 million, reflecting increased volumes on old crop sales in this year and higher sales in Mexico. In addition, comparisons benefited from late shipments last year that were delayed into the fourth fiscal quarter.  Sales for the Other Regions segment were relatively flat as reduced volumes partly due to the smaller crop in Brazil and lower demand in Argentina were offset by increased sales in the Asia region.

Nine Months

Operating income for the flue-cured and burley tobacco operations decreased by 9% to $180.9 million for the nine months ended December 31, 2010.  Those results reflect significantly reduced volumes in Brazil, in part due to the smaller Brazilian crop and lower margins from higher currency-related leaf costs.  Earnings in Europe were also down for the nine-month period on lower margins and volumes.  Results in Africa were also lower, although the effect of reduced or delayed sales volumes in some origins has been mitigated by increased processing for third parties.  These decreases were offset somewhat by improved results in the North America segment on increased sales of carryover crop as well as the effect of prior year shipping delays, which affected comparisons.  Also, the Asia region returned improved results for the period on higher volumes from the larger Philippine crops, increased trading earnings, and better experience with the collection of farmer advances.  Revenues were down by 3%, as decreased volumes in South America, Africa, and Europe were partially offset by stronger trading results in Asia and the increase from carryover crop sales in North America.

--M O R E--

Universal Corporation

OTHER TOBACCO OPERATIONS:

The Other Tobacco Operations segment operating income declined in both the quarter and the nine months versus the prior year, driven primarily by significantly lower results from the oriental tobacco joint venture. Reduced sales volumes and margins and smaller currency gains this year have lowered results for this business for both periods. Dark tobacco results are down for the nine-month period due to lower volumes and margins in some areas. Dark tobacco earnings for the third quarter improved, however, on reductions in overhead and some earlier shipments. Revenues for this segment increased 7% for the nine months, to $179 million, primarily related to higher sales in the just-in-time services group and increased dark tobacco shipments after a soft beginning to the prior year, which offset lower imports of oriental tobacco into the United States.  For the quarter, revenues in this segment were flat.

OTHER ITEMS:

Cost of sales increased by 1% to about $1.5 billion for the nine months ended December 31, 2010, and increased 3% for the quarter.  Both periods were affected primarily by the effect of a weaker U.S. dollar and the third quarter was influenced as well by a higher proportion of lamina in the sales mix.  Selling, general, and administrative costs decreased by $30 million, or 14%, for the nine-month period and were relatively flat for the third fiscal quarter compared to the prior year.  The decrease in the nine months was due primarily to the $7.4 million effect on the second fiscal quarter of the reversal of the European Commission fine and a $5 million benefit from lower currency remeasurement and exchange losses in the current year, as well as last year’s accruals for costs associated with the recently settled Foreign Corrupt Practices Act (“FCPA”) matter and for incentive compensation.

Interest expense for the third quarter increased about $1 million due to higher average debt levels in the current year, while interest expense for the nine months ended December 31, 2010, was down about $3 million in part because of interest costs accrued in the prior year related to the FCPA matter and in part because of lower effective interest rates. Interest income in the nine months increased on the recognition of interest income on funds that had been escrowed to bond the appeal of the European Commission fine.  The effective income tax rates for the quarter and nine months, at 29% and 30% respectively, were lower than the 35% U.S. federal statutory rate due to the recognition of foreign tax credits and the reversal of accruals due to resolution of some uncertain tax positions.  Those rates were slightly lower than the comparable periods last year.

In October 2010, Universal’s operating subsidiary in Brazil completed the assignment of tobacco production contracts with approximately 8,100 farmers to a subsidiary of Philip Morris International (“PMI”).  As part of the transaction, the PMI subsidiary acquired various related assets and hired certain employees who previously worked for the Company in agronomy and leaf procurement functions.  The PMI subsidiary also assumed obligations under guarantees of bank loans to the farmers for crop financing. The farmer contracts assigned represent approximately 20% of the annual volume handled by the Company in Brazil during the most recent crop year.  The Company has entered into an agreement with the PMI subsidiary to process tobaccos bought directly from farmers beginning with the 2011 crop year.  In addition, the Company expects to continue to sell processed leaf from Brazil to PMI and its subsidiaries.  The Company received total cash proceeds of approximately $34.9 million from the assignment of farmer contracts and sale of related assets and recorded a net gain of approximately $19.4 million, which is reported in other income in the consolidated statement of income.

--M O R E--

Universal Corporation

In November 2010, Universal decided to close its leaf tobacco processing facility in Simcoe, Ontario.  The Company accrued related employee termination benefits of approximately $2.7 million as restructuring costs during the quarter ended December 31, 2010.  The Company recorded an impairment charge of approximately $5.6 million during the quarter ended December 31, 2010, to write those assets down to their fair values, net of expected selling costs. The Canadian operations are included in the Company’s North America segment, and revenues and earnings for these operations have not been material to that segment in recent years.  The Company also recorded other restructuring costs during the quarter and the nine months ended December 31, 2010, associated with initiatives undertaken to adjust various operations and reduce costs.  Most of the restructuring costs represent accruals for employee termination benefits at the Company’s corporate headquarters and at operating locations in the United States, South America, Africa, and Europe that are part of the Company’s North America and Other Regions reportable segments.  Total restructuring and impairment costs for the quarter and nine months ended December 31, 2010, were $11.0 million and $14.0 million, respectively.

On November 4, 2010, the Company announced its 40th consecutive annual dividend increase when it declared a $0.48 cent quarterly dividend on the common shares of the Company, payable February 14, 2011, to the common shareholders of record at the close of business January 10, 2011.  In addition, during the nine months ended December 31, 2010, the Company purchased approximately 3% of common shares outstanding at the beginning of the year.  That represents 784,000 shares of common stock, at an aggregate cost of $33.4 million, under the current share repurchase program that expires in November, 2011.  At December 31, 2010, the Company had approximately 23.6 million common shares outstanding.

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected.  A further list and description of these risks, uncertainties, and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and in other documents the Company files with the Securities and Exchange Commission.  This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2010.

At 5:00 p.m. (Eastern Time) on February 8, 2011, the Company will host a conference call to discuss these results.  Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time.  A replay of the webcast will be available at that site for three months.  A taped replay of the call will also be available through March 1, 2011, by dialing (800) 642-1687.  The confirmation number to access the replay is 40757665.

Headquartered in Richmond, Virginia, Universal Corporation is the world's leading leaf tobacco merchant and processor and conducts business in more than 30 countries.  Its revenues for the fiscal year ended March 31, 2010, were $2.5 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

--M O R E--

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands of dollars, except per share data)
	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$688,208	$661,205	$1,891,312	$1,925,235
Costs and expenses
Cost of goods sold	534,164	516,541	1,501,757	1,493,864
Selling, general and administrative expenses	74,826	75,719	186,658	216,789
Other income	(19,368)	—	(19,368)	—
Restructuring and impairment costs	10,995	—	13,964	—
Operating income	87,591	68,945	208,301	214,582
Equity in pretax earnings (loss) of unconsolidated affiliates	(1,439)	7,783	953	17,029
Interest income	754	130	2,614	926
Interest expense	6,257	5,438	17,245	20,287
Income before income taxes and other items	80,649	71,420	194,623	212,250
Income taxes	23,064	22,946	58,837	65,300
Net income	57,585	48,474	135,786	146,950
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(5,287)	(2,778)	(6,337)	(4,994)
Net income attributable to Universal Corporation	52,298	45,696	129,449	141,956
Dividends on Universal Corporation convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)
Earnings available to Universal Corporation common shareholders	$48,586	$41,984	$118,312	$130,819

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$2.05	$1.70	$4.93	$5.27
Diluted	$1.82	$1.54	$4.46	$4.78

See accompanying notes.

--M O R E--

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)
	December 31, 2010	December 31, 2009	March 31, 2010
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$91,427	$164,170	$245,953
Accounts receivable, net	292,490	255,847	266,960
Advances to suppliers, net	132,815	134,209	167,400
Accounts receivable - unconsolidated affiliates	35,978	26,550	11,670
Inventories - at lower of cost or market:
Tobacco	940,168	770,708	812,186
Other	50,551	50,716	52,952
Prepaid income taxes	8,633	14,632	13,514
Deferred income taxes	43,669	48,711	47,074
Other current assets	65,784	64,234	75,367
Total current assets	1,661,515	1,529,777	1,693,076

Land	15,490	16,147	16,036
Buildings	265,390	259,912	266,350
Machinery and equipment	552,575	535,278	532,824
	833,455	811,337	815,210
Less accumulated depreciation	(512,413)	(483,349)	(485,723)
	321,042	327,988	329,487
Other assets
Goodwill and other intangibles	99,602	106,000	105,561
Investments in unconsolidated affiliates	103,821	124,503	106,336
Deferred income taxes	36,373	13,961	30,073
Other noncurrent assets	96,493	122,057	106,507
	336,289	366,521	348,477
Total assets	$2,318,846	$2,224,286	$2,371,040

See accompanying notes.

--M O R E--

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)
	December 31, 2010	December 31, 2009	March 31, 2010
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Notes payable and overdrafts	$204,769	$151,252	$177,013
Accounts payable and accrued expenses	180,054	196,126	259,576
Accounts payable - unconsolidated affiliates	15,355	17,398	6,464
Customer advances and deposits	87,934	38,032	107,858
Accrued compensation	19,029	25,143	30,097
Income taxes payable	11,901	11,753	18,991
Current portion of long-term obligations	95,000	15,000	15,000
Total current liabilities	614,042	454,704	614,999
Long-term obligations	322,486	414,222	414,764
Pensions and other postretirement benefits	100,719	90,662	96,888
Other long-term liabilities	47,661	71,607	69,886
Deferred income taxes	44,963	41,608	46,128
Total liabilities	1,129,871	1,072,803	1,242,665
Shareholders' equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 5,000,000 shares
authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value,
5,000,000 shares authorized, 219,999 shares issued and outstanding
(219,999 at December 31, 2009, and March 31, 2010)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,569,443 shares issued and outstanding (24,617,987 at December 31, 2009, and
24,325,228 at March 31, 2010)	193,263	195,679	195,001
Retained earnings	824,244	770,103	767,213
Accumulated other comprehensive loss	(53,670)	(36,084)	(52,667)
Total Universal Corporation shareholders' equity	1,176,860	1,142,721	1,122,570
Noncontrolling interests in subsidiaries	12,115	8,762	5,805
Total shareholders' equity	1,188,975	1,151,483	1,128,375
Total liabilities and shareholders' equity	$2,318,846	$2,224,286	$2,371,040

See accompanying notes.

--M O R E--

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)
	Nine Months Ended December 31,
	2010	2009
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$135,786	$146,950
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	32,474	30,888
Amortization	1,220	1,791
Provisions for losses on advances and guaranteed loans to suppliers	19,554	19,148
Foreign currency remeasurement loss (gain), net	(1,368)	7,219
Gain on assignment of farmer contracts and sale of related assets	(19,368)	—
Restructuring and impairment costs	13,964	—
Other, net	(9,366)	(2,841)
Changes in operating assets and liabilities, net	(262,251)	(148,345)
Net cash provided (used) by operating activities	(89,355)	54,810
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(31,801)	(42,923)
Proceeds from assignment of farmer contracts and sale of related assets	34,946	—
Proceeds from sale of property, plant and equipment, and other	2,512	3,356
Net cash provided (used) by investing activities	5,657	(39,567)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	22,510	(23,935)
Issuance of long-term obligations	—	99,208
Repayment of long-term obligations	(15,000)	(79,500)
Dividends paid to noncontrolling interests	(100)	(105)
Issuance of common stock	—	205
Repurchase of common stock	(33,450)	(15,342)
Dividends paid on convertible perpetual preferred stock	(11,137)	(11,137)
Dividends paid on common stock	(34,011)	(34,315)
Other	—	(943)
Net cash used by financing activities	(71,188)	(65,864)
Effect of exchange rate changes on cash	360	2,165
Net decrease in cash and cash equivalents	(154,526)	(48,456)
Cash and cash equivalents at beginning of year	245,953	212,626
Cash and cash equivalents at end of period	$91,427	$164,170

See accompanying notes.

--M O R E--

Universal Corporation

NOTE 1.   BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the world’s leading leaf tobacco merchant and processor.  Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year.  All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature.  Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

NOTE 2.   GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there.  At December 31, 2010, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $77 million ($97 million face amount including unpaid accrued interest, less $20 million recorded for the fair value of the guarantees).  About 94% of these guarantees expire within one year, and all of the remainder expire within five years.  The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks.  Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to the third-party banks could result in a liability for the subsidiary under the related guarantees; however, in that case, the subsidiary would have recourse against the farmers.  The maximum potential amount of future payments that the Company’s subsidiary could be required to make at December 31, 2010, was the face amount, $97 million including unpaid accrued interest ($155 million as of December 31, 2009, and $112 million at March 31, 2010).  The fair value of the guarantees was a liability of approximately $20 million at December 31, 2010 ($26 million at December 31, 2009, and $26 million at March 31, 2010).  In addition to these guarantees, the Company has other contingent liabilities totaling approximately $51 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union.

Various subsidiaries of the Company are involved in other litigation and tax examinations incidental to their business activities.  While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the matters and does not currently expect that any of them will have a material adverse effect on the Company’s financial position.  However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

--M O R E--

Universal Corporation

NOTE 3.   EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2010	2009	2010	2009

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$52,298	$45,696	$129,449	$141,956
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)
Earnings available to Universal Corporation common shareholders
for calculation of basic earnings per share	48,586	41,984	118,312	130,819

Denominator for basic earnings per share
Weighted average shares outstanding	23,738	24,684	24,010	24,823

Basic earnings per share	$2.05	$1.70	$4.93	$5.27

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$48,586	$41,984	$118,312	$130,819
Add: Dividends on convertible perpetual preferred stock (if
conversion assumed)	3,712	3,712	11,137	11,137
Earnings available to Universal Corporation common shareholders
for calculation of diluted earnings per share	52,298	45,696	129,449	141,956

Denominator for diluted earnings per share:
Weighted average shares outstanding	23,738	24,684	24,010	24,823
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,752	4,735	4,747	4,731
Employee share-based awards	302	226	262	173

Denominator for diluted earnings per share	28,792	29,645	29,019	29,727

Diluted earnings per share	$1.82	$1.54	$4.46	$4.78

For the nine months ended December 31, 2010 and 2009, certain employee share-based awards were not included in the computation of diluted earnings per share because their effect would have been anti-dilutive.  These awards included stock appreciation rights and stock options totaling 669,401 shares at a weighted-average exercise price of $52.48 for the period ended December 31, 2010, and 507,801 shares at a weighted-average exercise price of $56.52 for the period ended December 31, 2009.

--M O R E--

NOTE 4.   SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations.  The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2010	2009	2010	2009

SALES AND OTHER OPERATING REVENUES

Flue-cured and burley leaf tobacco operations:
North America	$124,072	$101,302	$243,990	$187,308
Other regions (1)	506,568	502,624	1,468,326	1,570,973
Subtotal	630,640	603,926	1,712,316	1,758,281
Other tobacco operations (2)	57,568	57,279	178,996	166,954

Consolidated sales and other operating revenues	$688,208	$661,205	$1,891,312	$1,925,235

OPERATING INCOME

Flue-cured and burley leaf tobacco operations:
North America	$26,693	$23,826	$42,383	$32,080
Other regions (1)	47,620	42,320	138,530	167,706
Subtotal	74,313	66,146	180,913	199,786
Other tobacco operations (2)	3,466	10,582	15,492	31,825

Segment operating income	77,779	76,728	196,405	231,611

Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	1,439	(7,783)	(953)	(17,029)
Restructuring and impairment costs (4)	(10,995)	—	(13,964)	—
Add: Other income (4)	19,368	—	19,368	—
Reversal of European Commission fines (4)	—	—	7,445	—

Consolidated operating income	$87,591	$68,945	$208,301	$214,582

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations.  Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

# # #